Exhibit 10.33

Interoffice Memo

cc:	C.A. Rogerson
J. D. Hill

Wilmington, Delaware
September 1, 2004

TO:	John Televantos

FROM:	Ed Carrington

This is to confirm that the Compensation Committee of the Hercules Board of Directors has approved the crediting of service to your credited service “account” twenty-five years service representing your chemical industry service prior to Hercules. This service is credited for purposes of eligibility to receive benefits (but not the actual benefit calculation) under the Hercules Pension Plan.

This service credit will also impact other benefit eligibility such as the Long Term Incentive Plan vesting requirement which is based upon achieving retirement status, e.g., Early Retirement, Reduced Early Retirement or Normal Retirement eligibility.

Your official ASD-PE (Adjusted Service Date for Pension Eligibility) will be changed to April 1977 immediately. Your official ASD-PC (Pension Calculation) is unchanged at April 2002.